Exhibit 5.1

November 7, 2006

Palm Harbor Homes, Inc.

15303 Dallas Parkway, Suite 800

Addison, Texas 75001-4600

Re: S-3 Registration Statement

Ladies and Gentlemen:

We are counsel to Palm Harbor Homes Inc., a Florida corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 39,733 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”).

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that we have deemed necessary or appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

LOCKE LIDDELL & SAPP LLP

By:	/s/ Gina E. Betts
Gina E. Betts , Partner